Sent: Friday, September 22, 2006 12:53 PM
Subject: CMBS: MLCFC 2006-3 Public ** Pricing **

MLCFC 2006-3 - New Issue $2.43bn Fixed Rate CMBS

MLCFC Commercial Mortgage Trust 2006-3
Commercial Mortgage Pass-Through Certificates, Series 2006-3

Bookrunners:      Merrill Lynch, Countrywide
Co-Lead Managers: Merrill Lynch, Countrywide
Co-Managers:      PNC, Goldman Sachs, Morgan Stanley
Rating Agencies:  Fitch, Moody's

Class Size($mm) (F/M)     WAL    Coupon      Pxd      Price       Yield
A1     66.580  AAA/Aaa   2.951   4.711       S+6      98.99928    5.081
A2    163.000  AAA/Aaa   4.953   5.291       S+15    100.54918    5.183
A3     34.000  AAA/Aaa   6.787   5.389       S+25    100.54620    5.322
ASB   118.000  AAA/Aaa   7.176   5.382       S+24    100.54812    5.320
A4    971.780  AAA/Aaa   9.740   5.414       S+25    100.54657    5.379
A1A   344.155  AAA/Aaa   9.167      ***NOT OFFERED***
AM    242.502  AAA/Aaa   9.953   5.456       S+29    100.54986    5.423
AJ    190.971  AAA/Aaa   9.953   5.485       S+32    100.54543    5.453
B      48.500   AA/Aa2   9.953   5.525       S+36    100.54976    5.493
C      18.188  AA-/Aa3   9.953   5.554       S+39    100.54540    5.523
D      48.500    A/A2    9.953   5.623       S+46    100.54550    5.593
XP  2,372.109  AAA/Aaa   6.226   0.682136    T+71      3.917      5.271

Settle: 9/29 (with 28 days accrued). Bonds pay on 12th.
A1: Fixed coupon, A2 to G: Fixed With Net WAC Cap, H: NWC-0.023 XP WAL and yield are at 100 CPY.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-130408) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (866) 500-5408.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide Securities
Corporation, PNC Capital Markets LLC, Goldman, Sachs & Co. and Morgan Stanley &
Co. Incorporated and their affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may acquire, hold or sell positions in these securities or in related derivatives and may have an investment or other banking relationship with the depositor.

The information set forth herein is subject to change prior to the time of sale of any securities sold to you. Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, this communication, should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this message being sent via Bloomberg or another
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